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              [LETTERHEAD OF DELOITTE & TOUCHE LLP APPEARS HERE]

                                                                      Exhibit 15


StanCorp Financial Group, Inc.
Portland, Oregon


We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of StanCorp Financial Group Inc. and subsidiaries (formerly known as Standard Insurance Company prior to the April 21, 1999 reorganization discussed in Note 1) for the periods ended September 30, 1999 and 1998, as indicated in our report dated November 10, 1999; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, is incorporated by reference in Registration Statement No. 333-72521 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



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DELOITTE & TOUCHE LLP

Portland, Oregon
November 10, 1999